Exhibit 10 (23)
Form of Restricted Stock Agreement
(Non-Employee Directors)
LAYNE CHRISTENSEN COMPANY
2006 EQUITY INCENTIVE PLAN
Restricted Stock Agreement

Date of Grant:	February 1, 2009

Number of Restricted Shares Granted:

          This Agreement dated February 1, 2009, is made by and between Layne Christensen Company, a Delaware corporation (the “Company”), and                                                              (“Participant”).
RECITALS:
          A. Effective June 8, 2006, the Company’s stockholders approved the Layne Christensen Company 2006 Equity Incentive Plan (the “Plan”) pursuant to which the Company may, from time to time, grant Shares of Restricted Stock to eligible Service Providers of the Company.
          B. Participant is a Service Provider of the Company or one of its Affiliates and the Company desires to encourage him/her to own Shares and to give him/her added incentive to advance the interests of the Company, and desires to grant Participant shares of Restricted Stock of the Company under the terms and conditions established by the Committee.
AGREEMENT:
          In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
          1. Incorporation of Plan. All provisions of this Award Agreement and the rights of Participant hereunder are subject in all respects to the provisions of the Plan and the powers of the Committee therein provided. Capitalized terms used in this Agreement but not defined shall have the meaning set forth in the Plan.
          2. Grant of Restricted Stock. Subject to the conditions and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to Participant that number of Shares of Restricted Stock identified above opposite the heading “Number of Restricted Shares Granted” (the “Restricted Shares”).
          3. Restrictions on Transfer/Vesting Date. Subject to any exceptions set forth in this Agreement or in the Plan, the Restricted Shares or the rights relating thereto may not be sold, transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, prior to [insert vesting provisions] (the “Vesting Date”). On the Vesting Date, such restriction on transfer shall lapse and the Restricted Shares, if not previously forfeited pursuant to Section 4 below, will become freely transferable under this Agreement and the Plan, subject only to such further limitations on transfer, if any, as may exist under applicable law or any other agreement binding upon Participant.
     The Committee may, in its sole discretion, accelerate the Vesting Date for any or all of the Restricted Shares, if in its judgment the performance of Participant has warranted such acceleration and/or such acceleration is in the best interests of the Company.
          4. Forfeiture Prior to Vesting. Unless otherwise provided below, if Participant’s position as a Service Provider with the Company or any of its Affiliates is terminated prior to the Vesting Date for one or more of the Restricted Shares, Participant will thereupon immediately forfeit any and all unvested Restricted Shares, and the full ownership of such Restricted Shares and rights will revert to the Company. Upon such forfeiture, Participant shall have no further rights under this Agreement. For purposes of this Agreement, transfer of employment between the Company and any of its Affiliates (or between Affiliates) does not constitute a termination of Participant’s position as a Service Provider. If Participant’s position as a Service Provider with the Company or any of its Affiliates is terminated by the Company or any of its Affiliates prior to the Vesting Date due to Participant’s death or Disability, all restrictions on the Restricted Shares will lapse and cease to be effective, as of the date of Participant’s termination as a Service Provider.

          5. Certificates. The Restricted Shares shall be issued in the name of Participant or a nominee of Participant as of the Date of Grant. One or more certificates representing the Restricted Shares shall bear a legend similar to the following:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED SECURITIES AND SUBJECT TO CERTAIN CONDITIONS UNDER THE LAYNE CHRISTENSEN COMPANY 2006 EQUITY INCENTIVE PLAN AND THE APPLICABLE RESTRICTED STOCK AGREEMENT PURSUANT TO WHICH THE SHARES WERE ISSUED. THESE SHARES ARE SUBJECT TO A RISK OF FORFEITURE AND CANNOT BE SOLD, DONATED, TRANSFERRED OR IN ANY OTHER MANNER ENCUMBERED EXCEPT IN ACCORDANCE WITH THE TERMS OF SUCH PLAN AND AGREEMENT, COPIES OF WHICH ARE AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF LAYNE CHRISTENSEN COMPANY.
          6. Dividends and Voting. Participant is entitled to (i) receive all dividends, payable in stock, in cash or in kind, or other distributions, declared on or with respect to any Restricted Shares as of a record date that occurs on or after the Date of Grant hereunder and before any transfer or forfeiture of the Restricted Shares by Participant, provided that any such dividends paid in cash are to be held in escrow by the Company and, such cash dividends and distributions are to be subject to the same rights, restrictions on transfer and conditions regarding vesting and forfeiture as the Restricted Shares with respect to which such dividends or distributions are paid at the time of payment, and (ii) exercise all voting rights with respect to the Restricted Shares, if the record date for the exercise of such voting rights occurs on or after the Date of Grant hereunder and prior to any transfer or forfeiture of such Restricted Shares. In the event of forfeiture by Participant of any or all of the Restricted Shares or any of the equity securities distributed to Participant with respect thereto, Participant shall forfeit all cash dividends held in escrow and relating to the underlying forfeited Restricted Shares and must return to the Company any distributions previously paid to Participant with respect to such Restricted Shares.
          7. Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
          8. Notice of I.R.C. Section 83(b) Election. If Participant makes an election under Section 83(b) of the Code, Participant shall promptly notify the Company of such election.
          9. Amendment. This Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Agreement.
          10. Governing Law. The laws of the State of Delaware will govern the interpretation, validity and performance of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
          11. Binding Effect. Except as expressly stated herein to the contrary, this Agreement will be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.
          This Agreement has been executed and delivered by the parties hereto.

The Company:	Participant:

Layne Christensen Company

By:

Name:

Title:	Address of Participant:

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